Exhibit 99.1

Avon Reports Second-Quarter 2017 Results

LONDON, August 3, 2017 - Avon Products, Inc. (NYSE:AVP), a globally recognized leader in direct selling of beauty and related products, today announced its results for the quarter ended June 30, 2017.

“Second-quarter performance fell below our expectations as we cycled a strong quarter last year.  As previously guided, we expect the second half to yield a stronger performance based on our exciting product innovation plans and other initiatives to increase Representative activity," said Sheri McCoy, Chief Executive Officer, Avon Products, Inc. "We continue to implement the strategies defined in our Transformation Plan to better meet the needs of our Representatives and continue progress towards delivering sustainable profitable growth in the longer term."

Highlights for Second Quarter of 2017:

•	Revenue decreased 3% to $1.4 Billion; Decreased 4% in constant dollars[1]

•	Active Representatives and Ending Representatives, both from Reportable Segments, declined 3% and 2%, respectively

•	Operating Margin decreased 430 bps to 2.3%; Adjusted[1] Operating Margin decreased 230 bps to 5.0%

•	Diluted Loss Per Share From Continuing Operations of $0.12; Adjusted Diluted Loss Per Share From Continuing Operations of $0.03

•	Foreign currency favorably impacted both Diluted Loss Per Share and Adjusted Diluted Loss Per Share by an estimated $0.02 per share

•	The Company is on track to achieve its 2017 cost savings target of $230 million

Second-Quarter 2017 Income Statement Review (compared with second-quarter 2016)

•	Total revenue for Avon Products, Inc. decreased 3% to $1.4 billion and decreased 4% in constant dollars.

•	From reportable segments:

◦	Total revenue decreased 3% to $1.4 billion and decreased 4% in constant dollars.

◦	Active Representatives declined 3% with decreases in all segments.

◦	Average order decreased 1% with growth in South Latin America offset by declines in North Latin America and Europe, Middle East & Africa.

◦	Ending Representatives declined 2% primarily due to declines in Asia Pacific and South Latin America.

•
Gross margin and Adjusted gross margin each increased 180 basis points to 62.4%, primarily due to the favorable net impact of price/mix and the net favorable impact of foreign currency transaction gains and foreign currency translation.

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•
Operating margin was 2.3% in the quarter, down 430 basis points, while Adjusted operating margin was 5.0%, down 230 basis points. The operating margin comparison was unfavorably impacted by a loss contingency related to a non-U.S. pension plan and higher costs to implement ("CTI") restructuring in the current year. Both the operating margin and Adjusted operating margin year-over-year comparisons were negatively impacted by the net impact of the constant-dollar revenue decline causing deleverage of the Company's fixed expenses; higher bad debt expense, primarily in Brazil; higher Representative, sales leader and field expenses; higher transportation costs, primarily in Russia; and planned investments in advertising related to product launches. These factors were partially offset by approximately 140 basis points of benefit from foreign exchange on operating margin and approximately 130 basis points of benefit from foreign exchange on Adjusted operating margin, the favorable net impact of price/mix, and lower incentive compensation plan expenses.

•
The provision for income taxes was $34 million, compared with $36 million for the second quarter of 2016. On an Adjusted basis, the provision for income taxes was $34 million, compared with $44 million for the second quarter of 2016.

•
Loss from continuing operations, net of tax was $46 million, or a loss of $0.12 per diluted share, compared with income of $36 million, or income of $0.07 per diluted share, for the second quarter of 2016. Adjusted loss from continuing operations, net of tax was $8 million, or a loss of $0.03 per diluted share, compared with income of $37 million, or income of $0.07 per diluted share, for the second quarter of 2016. Earnings allocated to convertible preferred stock had a negative $0.01 impact on Diluted earnings per share and Adjusted diluted earnings per share, in the second quarter of both 2017 and 2016.

•	Loss from discontinued operations, net of tax in the prior year of $3 million, or a loss of $0.01 per diluted share, was associated with the previously separated North America business.
Adjustments to Second-Quarter 2017 GAAP Results to Arrive at Adjusted Results
During the second quarter of 2017, the following adjustments were made to GAAP results to arrive at Adjusted results and, in total, increased Diluted earnings per share from continuing operations by $0.09:

•	The Company recorded costs to implement restructuring within operating profit of approximately $20 million before and after tax, primarily related to the Transformation Plan.

•
The Company recorded an approximate $18 million charge for a loss contingency related to a non-U.S. pension plan, for which an amendment to the plan that occurred in a prior year may not have been appropriately implemented.

THREE MONTHS ENDED JUNE 30, 2017

SEGMENT RESULTS
($ in millions)
	Revenue			Active Representatives	Average Order C$	Units Sold	Price/ Mix C$	Ending Representatives
	US$		C$
Revenue & Drivers		% var. vs 2Q16	% var. vs 2Q16	% var. vs 2Q16	% var. vs 2Q16	% var. vs 2Q16	% var. vs 2Q16	% var. vs 2Q16

Europe, Middle East & Africa	$494.6	(5)%	(6)%	(3)%	(3)%	(8)%	2%	(1)%
South Latin America	558.1	4	—	(2)	2	(5)	5	(2)
North Latin America	207.8	(7)	(5)	(2)	(3)	(3)	(2)	1
Asia Pacific	124.7	(11)	(7)	(7)	—	(3)	(4)	(7)
Total from reportable segments	1,385.2	(3)	(4)	(3)	(1)	(5)	1	(2)
Other operating segments and business activities	10.7	(17)	(17)	(100)	*	(78)	*	(100)
Total revenue	$1,395.9	(3)%	(4)%	(3)%	(1)%	(6)%	2%	(2)%

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Operating Profit/Margin	2017 Operating Profit US$	2017 Operating Margin US$	Change in US$ vs 2Q16	Change in C$ vs 2Q16

Segment profit/margin
Europe, Middle East & Africa	$82.0	16.6%	60 bps	30 bps
South Latin America	45.2	8.1	(330)	(310)
North Latin America	17.8	8.6	(570)	(560)
Asia Pacific	8.2	6.6	(440)	(390)
Total from reportable segments	153.2	11.1	(240)	(240)
Other operating segments and business activities	1.6
Unallocated global expenses	(84.7)
CTI restructuring initiatives	(20.3)
Loss contingency	(18.2)
Operating profit	$31.6	2.3%	(430) bps	(450) bps

*Calculation not meaningful.
Other operating segments and business activities include revenue from the sale of products to New Avon LLC since the separation of the Company's North America business into New Avon LLC on March 1, 2016 and ongoing royalties from the licensing of the Company's name and products. Other operating segments and business activities also include the business results for Thailand, which was closed in 2016.
Second-Quarter 2017 Segment Review (compared with second-quarter 2016)
With regards to the discussion below on segment revenue, the difference between the reported and constant-dollar revenue growth is the estimated impact of foreign currency translation.

•	Europe, Middle East & Africa revenue was down 5%, or 6% in constant dollars, impacted by declines in Active Representatives and average order.

◦	Russia revenue was up 7%, or down 7% in constant dollars, driven by declines in average order and Active Representatives.

◦	U.K. revenue was down 20%, or 10% in constant dollars, due to declines in Active Representatives and average order.

•	South Latin America revenue was up 4%, or relatively flat in constant dollars, driven by higher average order, offset by a decrease in Active Representatives.

◦	Brazil revenue was up 7%, or down 2% in constant dollars, primarily driven by a decrease in Active Representatives.

•	North Latin America revenue was down 7%, or 5% in constant dollars, driven by lower average order and a decline in Active Representatives.

◦	Mexico revenue was down 9%, or 6% in constant dollars, driven by declines in Active Representatives and average order.

•	Asia Pacific revenue was down 11%, or 7% in constant dollars, primarily driven by a decrease in Active Representatives.

◦	Philippines revenue was down 10%, or 3% in constant dollars, primarily driven by a decline in Active Representatives.
Second-Quarter 2017 Cash Flow Review

•
Net cash provided by operating activities of continuing operations was $11 million for the six months ended June 30, 2017, compared with $130 million net cash used in the same period in 2016. The $141 million increase was primarily due to improvements in working capital. The year-over-year comparison also benefited from Industrial Production Tax ("IPI") payments made in Brazil in 2016 that did not recur in 2017 (based on an injunction received in May 2016 that no longer required the Company to make cash deposits related to IPI taxes) and the 2016 contribution to the U.S. pension plan of $20 million.

•	Net cash used by investing activities of continuing operations was $40 million for the six months ended June 30, 2017, compared with $44 million in the same period in 2016.

•
Net cash used by financing activities of continuing operations was $13 million for the six months ended June 30, 2017, as compared to net cash provided of $413 million in the same period in 2016. The $426 million decrease was primarily due to the net proceeds related to the issuance of Series C Preferred Stock received in the prior year.

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Transformation Plan
The Company is in year two of its three-year transformation plan focused on three pillars:

•	Reduce costs;

•	Improve financial resilience; and

•	Invest in growth

The Company expects this plan to deliver on its long-term goals of mid-single-digit constant-dollar revenue growth and low double-digit operating margin.

Halfway through the plan period, the Company has seen solid progress against its first two pillars. In 2016, the Company generated approximately $120 million of cost savings and improved financial resilience by significantly strengthening the balance sheet as it lowered debt by approximately $260 million and extended its maturity profile.

In 2017, the Company's cost savings target is $230 million, which includes both run-rate savings from 2016, along with in-year savings from current year initiatives. Based on savings realized through the first half of 2017, the Company believes it is on track to achieve this target. These savings have helped offset the impact of inflation.

With that work well underway, the Company is now firmly focused on the third pillar, to invest in growth, implementing the strategies that position it to maximize the power of Avon and drive profitable growth. The Company has defined the focus areas, evaluated detailed plans, and has started putting in place the key enablers to drive the roadmap for growth, enabling Avon to become the leading social beauty company. The key enablers include:

•	Delivering a competitive, seamless experience for the Representative;

•	Ensuring she has the right product to sell;

•	Ensuring that the Company is playing and winning in the right geographies.

The investment in growth includes spending related to media and social selling as well as spending related to service model evolution and information technology, primarily capital expenditures, which will be aimed at improving the overall Representative experience.
Full-Year 2017 Outlook
The following guidance is given on a Non-GAAP basis. The Company is not able to provide a reconciliation of the Non-GAAP financial measures to GAAP because certain items that impact these measures, such as the timing and amount of charges related to our Transformation Plan and the impact of foreign currency fluctuations, which could have a material impact on GAAP results for the guidance period, have not yet occurred and are not possible to estimate at this time.
As previously guided in May, for full-year 2017, the Company expects constant-dollar revenue growth in the low single-digits, Adjusted operating margin expansion of 100 to 140 bps over the prior year and free cash flow to be slightly positive including the expected $65 million in increased capital expenditures. The Company defines free cash flow as net cash provided (used) by operating activities of continuing operations less capital expenditures. These expectations are based on forward foreign exchange rates, which imply modest tailwinds from currency and are underpinned by Active Representative growth in the range of 0% to 1% in the second half of the year.
Based on second-quarter performance, the Company now expects to be at the low end of the guidance ranges provided. Revenue growth is expected to be driven by the Company's Active Representative growth target of 0%-1% in the second half, supported by its innovation pipeline and the expected impact of ongoing Transformation Plan initiatives. This growth, along with continued cost savings initiatives, is expected to support operating margin expansion. The Company's incremental investments in capital, previously guided at $65 million, are now expected to be approximately $20 million lower, which will increase free cash flow.

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Conference call
Avon will conduct a conference call at 9:00 a.m. Eastern Time today to discuss its quarterly results. The dial-in number for the call is (800) 843-2086 in the U.S. or (706) 643-1815 from non-U.S. locations (conference ID number: 43095216). The call and related slide presentation will be webcast live at www.avoninvestor.com and can be accessed or downloaded from that site for a period of one year.
About Avon Products, Inc.
Avon is the Company that for 130 years has proudly stood for beauty, innovation, optimism and, above all, for women. Avon products include well-recognized and beloved brands such as ANEW, Avon Color, Avon Care, Skin-So-Soft, and Advance Techniques sold through approximately 6 million active independent Avon Sales Representatives. Learn more about Avon and its products at www.avoncompany.com.

Contacts:

INVESTORS:	MEDIA:

Avon Investor Relations	Brunswick Group
Gina Grant	Mathilde Milch
or	(212) 333-3810
ICR, Inc.
Allison Malkin/Caitlin Morahan
(203) 682-8200
Footnotes
1 "Adjusted" items refer to financial measures that are derived from measures calculated in accordance with generally accepted accounting principles in the United States ("GAAP"), but which have been adjusted to exclude certain items. Other Adjusted financial measures that the Company refers to include Constant dollar ("C$") items. All of these adjusted items are Non-GAAP financial measures as described below under "Non-GAAP Financial Measures." These Non-GAAP measures should not be considered in isolation, or as a substitute for, or superior to, financial measures calculated in accordance with GAAP.  Please refer to the Company's "Non-GAAP Financial Measures" description at the end of this release and the reconciliations the Company provides of these Non-GAAP financial measures to their comparable GAAP measures.
Forward-Looking Statements
Statements in this release that are not historical facts may be forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by Avon Products, Inc. with the U.S. Securities and Exchange Commission, including Forms 8-K, 10-Q, and 10-K. Some forward-looking statements in this release include and concern the Company's outlook and expected results, cost reduction actions and savings, the Company's Transformation Plan, including planned executive changes, and the impact of foreign currency, taxes and tax rates amongst others. These forward-looking statements involve risks, uncertainties and other factors, which may cause the actual results, levels of activity, performance or achievement of Avon to be materially different from any future results expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the Company's ability to improve its financial and operational performance, its ability to achieve the anticipated benefits of the strategic partnership with Cerberus, the impact of a continued decline in the Company's business results, the possibility of business disruption, competitive uncertainties, and general economic and business conditions in its markets, including fluctuations in foreign currency exchange rates. There can be no assurance that actual results will not differ materially from management's expectations. Therefore, you should not rely on any of these forward-looking statements as predictors of future events. Any forward-looking statements speak only as of the date they are made. The Company does not undertake to update any such forward-looking statements.

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AVON PRODUCTS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In millions, except per share data)

	Three Months Ended		Percent Change	Six Months Ended		Percent Change
	June 30			June 30
	2017	2016		2017	2016
Net sales	$1,353.5	$1,399.5	(3)%	$2,651.6	$2,679.5	(1)%
Other revenue	42.4	34.8		77.4	61.3
Total revenue	1,395.9	1,434.3	(3)%	2,729.0	2,740.8	—%
Cost of sales	525.0	565.0		1,042.1	1,083.8
Selling, general and administrative expenses	839.3	774.2		1,626.6	1,554.1
Operating profit	31.6	95.1	(67)%	60.3	102.9	(41)%
Interest expense	36.1	33.2		71.2	65.9
Interest income	(3.1)	(5.3)		(7.8)	(9.3)
Other expense (income), net	10.8	(4.7)		15.8	132.5
Total other expenses	43.8	23.2		79.2	189.1
Income (loss) from continuing operations, before taxes	(12.2)	71.9	*	(18.9)	(86.2)	78%
Income taxes	(33.6)	(36.1)		(63.4)	(33.8)
(Loss) income from continuing operations, net of tax	(45.8)	35.8	*	(82.3)	(120.0)	31%
Loss from discontinued operations, net of tax	—	(2.6)		—	(12.2)
Net (loss) income	(45.8)	33.2		(82.3)	(132.2)
Net loss (income) attributable to noncontrolling interests	0.3	(0.2)		0.3	(0.7)
Net (loss) income attributable to Avon	$(45.5)	$33.0	*	$(82.0)	$(132.9)	38%
(Loss) earnings per share:(1)
Basic
Basic EPS from continuing operations	$(0.12)	$0.07	*	$(0.21)	$(0.29)	28%
Basic EPS from discontinued operations	—	(0.01)		—	(0.03)
Basic EPS attributable to Avon	$(0.12)	$0.06	*	$(0.21)	$(0.32)	34%
Diluted
Diluted EPS from continuing operations	$(0.12)	$0.07	*	$(0.21)	$(0.29)	28%
Diluted EPS from discontinued operations	—	(0.01)		—	(0.03)
Diluted EPS attributable to Avon	$(0.12)	$0.06	*	$(0.21)	$(0.32)	34%

Weighted-average shares outstanding:
Basic	439.9	436.9		439.3	436.4
Diluted	439.9	436.9		439.3	436.4

* Calculation not meaningful

(1) Under the two-class method, earnings (loss) per share is calculated using net income (loss) allocable to common shares, which is derived by reducing net income (loss) by the earnings (loss) allocable to participating securities and earnings allocated to convertible preferred stock. Net income (loss) allocable to common shares used in the basic and diluted earnings (loss) per share calculation was ($50.6) and $26.7 for the three months ended June 30, 2017 and 2016, respectively. Net loss allocable to common shares used in the basic and diluted loss per share calculation was ($92.4) and ($138.4) for the six months ended June 30, 2017 and 2016, respectively.

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AVON PRODUCTS, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In millions)

	June 30	December 31
	2017	2016
Assets
Current Assets
Cash and cash equivalents	$633.8	$654.4
Accounts receivable, net	450.0	458.9
Inventories	636.9	586.4
Prepaid expenses and other	294.0	291.3
Current assets of discontinued operations	0.5	1.3
Total current assets	2,015.2	1,992.3
Property, plant and equipment, at cost	1,491.7	1,424.1
Less accumulated depreciation	(770.0)	(712.8)
Property, plant and equipment, net	721.7	711.3
Goodwill	94.6	93.6
Other assets	636.0	621.7
Total assets	$3,467.5	$3,418.9
Liabilities, Series C Convertible Preferred Stock and Shareholders’ Deficit
Current Liabilities
Debt maturing within one year	$13.0	$18.1
Accounts payable	752.4	768.1
Accrued compensation	134.5	129.2
Other accrued liabilities	415.5	401.9
Sales and taxes other than income	152.5	147.0
Income taxes	15.8	10.7
Current liabilities of discontinued operations	3.8	10.7
Total current liabilities	1,487.5	1,485.7
Long-term debt	1,873.8	1,875.8
Employee benefit plans	172.6	164.5
Long-term income taxes	75.3	78.6
Other liabilities	243.6	205.8
Total liabilities	3,852.8	3,810.4

Series C convertible preferred stock	456.1	444.7

Shareholders’ Deficit
Common stock	189.6	188.8
Additional paid-in capital	2,289.2	2,273.9
Retained earnings	2,228.8	2,322.2
Accumulated other comprehensive loss	(954.6)	(1,033.2)
Treasury stock, at cost	(4,606.1)	(4,599.7)
Total Avon shareholders’ deficit	(853.1)	(848.0)
Noncontrolling interests	11.7	11.8
Total shareholders’ deficit	(841.4)	(836.2)
Total liabilities, series C convertible preferred stock and shareholders’ deficit	$3,467.5	$3,418.9

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AVON PRODUCTS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In millions)

	Six Months Ended
	June 30
	2017	2016
Cash Flows from Operating Activities
Net loss	$(82.3)	$(132.2)
Loss from discontinued operations, net of tax	—	12.2
Loss from continuing operations, net of tax	$(82.3)	$(120.0)
Adjustments to reconcile net loss to net cash provided (used) by operating activities:
Depreciation	41.7	41.7
Amortization	15.0	14.7
Provision for doubtful accounts	113.0	73.8
Provision for obsolescence	16.5	18.5
Share-based compensation	16.2	16.0
Foreign exchange losses	8.5	—
Deferred income taxes	12.0	(15.0)
Loss on deconsolidation of Venezuela	—	120.5
Other	16.1	1.7
Changes in assets and liabilities:
Accounts receivable	(92.0)	(90.4)
Inventories	(36.1)	(69.6)
Prepaid expenses and other	14.2	2.3
Accounts payable and accrued liabilities	(53.2)	(65.5)
Income and other taxes	(5.0)	(24.2)
Noncurrent assets and liabilities	26.6	(34.7)
Net cash provided (used) by operating activities of continuing operations	11.2	(130.2)
Cash Flows from Investing Activities
Capital expenditures	(43.0)	(42.7)
Disposal of assets	2.7	1.9
Reduction of cash due to Venezuela deconsolidation	—	(4.5)
Other investing activities	(0.1)	1.6
Net cash used by investing activities of continuing operations	(40.4)	(43.7)
Cash Flows from Financing Activities
Debt, net (maturities of three months or less)	(4.4)	(11.6)
Proceeds from debt	—	8.8
Repayment of debt	(2.0)	(6.2)
Repurchase of common stock	(6.4)	(3.7)
Net proceeds from the sale of series C convertible preferred stock	—	426.3
Other financing activities	(0.2)	(1.0)
Net cash (used) provided by financing activities of continuing operations	(13.0)	412.6
Cash Flows from Discontinued Operations
Net cash used by operating activities of discontinued operations	(6.4)	(65.9)
Net cash used by investing activities of discontinued operations	—	(96.7)
Net cash used by discontinued operations	(6.4)	(162.6)
Effect of exchange rate changes on cash and cash equivalents	28.0	(19.3)
Net (decrease) increase in cash and cash equivalents	(20.6)	56.8
Cash and cash equivalents at beginning of year(1)	654.4	684.7
Cash and cash equivalents at end of period	$633.8	$741.5

(1)	Includes cash and cash equivalents of discontinued operations of $(2.2) at the beginning of the year in 2016.

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AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
SEGMENT PERFORMANCE METRICS
(Unaudited)
(In millions)

SIX MONTHS ENDED JUNE 30, 2017

SEGMENT RESULTS
($ in millions)
	Revenue			Active Representatives	Average Order C$	Units Sold	Price/ Mix C$	Ending Representatives
	US$		C$
Revenue & Drivers		% var. vs 1H16	% var. vs 1H16	% var. vs 1H16	% var. vs 1H16	% var. vs 1H16	% var. vs 1H16	% var. vs 1H16

Europe, Middle East & Africa	$1,002.1	(4)%	(5)%	(3)%	(2)%	(11)%	6%	(1)%
South Latin America	1,057.3	10	1	(2)	3	(3)	4	(2)
North Latin America	401.0	(7)	(1)	(1)	—	(2)	1	1
Asia Pacific	248.9	(9)	(6)	(8)	2	(3)	(3)	(7)
Total from reportable segments	2,709.3	—	(2)	(3)	1	(6)	4	(2)
Other operating segments and business activities	19.7	(41)	(19)	(100)	*	(95)	*	(100)
Total revenue	$2,729.0	—%	(3)%	(4)%	1%	(6)%	3%	(2)%

Operating Profit/Margin	2017 Operating Profit US$	2017 Operating Margin US$	Change in US$ vs 1H16	Change in C$ vs 1H16

Segment profit/margin
Europe, Middle East & Africa	$156.6	15.6%	100 bps	80 bps
South Latin America	58.5	5.5	(320)	(290)
North Latin America	38.8	9.7	(440)	(430)
Asia Pacific	21.1	8.5	(250)	(210)
Total from reportable segments	275.0	10.2	(190)	(170)
Other operating segments and business activities	2.8
Unallocated global expenses	(169.0)
CTI restructuring initiatives	(30.3)
Loss contingency	(18.2)
Operating profit	$60.3	2.2%	(160) bps	(150) bps

*Calculation not meaningful.
Other operating segments and business activities include revenue from the sale of products to New Avon LLC since the separation of the Company's North America business into New Avon LLC on March 1, 2016 and ongoing royalties from the licensing of the Company's name and products. Other operating segments and business activities also include the business results for Thailand, which was closed in 2016, as well as the business results for Venezuela, which was deconsolidated effective March 31, 2016.

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AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
(Unaudited)
(In millions)

CATEGORY SALES FROM REPORTABLE SEGMENTS (US$)
	Consolidated
	Three Months Ended June 30		US$	C$
	2017	2016	% var. vs 2Q16	% var. vs 2Q16
Beauty:
Skincare	$399.8	$417.2	(4)%	(6)%
Fragrance	368.2	360.8	2	1
Color	236.3	254.1	(7)	(8)
Total Beauty	1,004.3	1,032.1	(3)	(4)
Fashion & Home:
Fashion (jewelry/watches/apparel/footwear/accessories/children's)	202.8	216.8	(6)	(6)
Home (gift & decorative products/housewares/entertainment & leisure/children's/nutrition)	146.4	149.0	(2)	(2)
Total Fashion & Home	349.2	365.8	(5)	(5)
Net sales from reportable segments	1,353.5	1,397.9	(3)	(4)
Other revenue from reportable segments	31.7	23.4	35	34
Total revenue from reportable segments	1,385.2	1,421.3	(3)	(4)
Total revenue from Other operating segments and business activities	10.7	13.0	(18)	(18)
Total revenue	$1,395.9	$1,434.3	(3)	(4)

CATEGORY SALES FROM REPORTABLE SEGMENTS (US$)
	Consolidated
	Six Months Ended June 30		US$	C$
	2017	2016	% var. vs 1H16	% var. vs 1H16
Beauty:
Skincare	$784.9	$779.2	1%	(3)%
Fragrance	711.5	692.0	3	1
Color	478.0	499.8	(4)	(7)
Total Beauty	1,974.4	1,971.0	—	(3)
Fashion & Home:
Fashion (jewelry/watches/apparel/footwear/accessories/children's)	396.6	413.1	(4)	(5)
Home (gift & decorative products/housewares/entertainment & leisure/children's/nutrition)	280.5	278.2	1	(1)
Total Fashion & Home	677.1	691.3	(2)	(3)
Net sales from reportable segments	2,651.5	2,662.3	—	(3)
Net sales from Other operating segments and business activities	57.8	45.1	28	25
Net sales	2,709.3	2,707.4	—	(2)
Other revenue	19.7	33.4	(41)	(19)
Total revenue	$2,729.0	$2,740.8	—	(3)

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AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
NON-GAAP FINANCIAL MEASURES
(Unaudited)
(In millions, except per share data)
This supplemental schedule provides adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

	THREE MONTHS ENDED JUNE 30, 2017
	Reported (GAAP)	CTI restructuring initiatives	Loss contingency	Adjusted (Non-GAAP)
Total revenue	$1,395.9	$—	$—	$1,395.9
Cost of sales	525.0	—	—	525.0
Selling, general and administrative expenses	839.3	20.3	18.2	800.8
Operating profit	31.6	20.3	18.2	70.1
Loss from continuing operations, before taxes	(12.2)	20.3	18.2	26.3
Income taxes	(33.6)	(0.8)	—	(34.4)
Loss from continuing operations, net of tax	$(45.8)	$19.5	$18.2	$(8.1)

Diluted EPS from continuing operations	$(0.12)			$(0.03)

Gross margin	62.4%	—	—	62.4%
SG&A as a % of revenues	60.1%	(1.5)	(1.3)	57.4%
Operating margin	2.3%	1.5	1.3	5.0%
Effective tax rate	*			*

*Calculation not meaningful
Amounts in the table above may not necessarily sum because the computations are made independently.
Note: The diluted EPS impact for each Non-GAAP item on the table above is not provided due to the participation rights of the Series C convertible preferred stock. The Reported and Adjusted diluted EPS from continuing operations are calculated independently and factor in the participation rights of the Series C convertible preferred stock, and, therefore, would cause the amounts not to sum to Adjusted diluted EPS from continuing operations.

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AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
NON-GAAP FINANCIAL MEASURES
(Unaudited)
(In millions, except per share data)
This supplemental schedule provides adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

	SIX MONTHS ENDED JUNE 30, 2017
	Reported (GAAP)	CTI restructuring initiatives	Loss contingency	Adjusted (Non-GAAP)
Total revenue	$2,729.0	$—	$—	$2,729.0
Cost of sales	1,042.1	(0.1)	—	1,042.2
Selling, general and administrative expenses	1,626.6	30.4	18.2	1,578.0
Operating profit	60.3	30.3	18.2	108.8
(Loss) income from continuing operations, before taxes	(18.9)	30.3	18.2	29.6
Income taxes	(63.4)	(1.8)	—	(65.2)
Loss from continuing operations, net of tax	$(82.3)	$28.5	$18.2	$(35.6)

Diluted EPS from continuing operations	$(0.21)			$(0.11)

Gross margin	61.8%	—	—	61.8%
SG&A as a % of revenues	58.6%	(1.1)	(0.7)	57.8%
Operating margin	2.2%	1.1	0.7	4.0%
Effective tax rate	*			*

*Calculation not meaningful
Amounts in the table above may not necessarily sum because the computations are made independently.
Note: The diluted EPS impact for each Non-GAAP item on the table above is not provided due to the participation rights of the Series C convertible preferred stock. The Reported and Adjusted diluted EPS from continuing operations are calculated independently and factor in the participation rights of the Series C convertible preferred stock, and, therefore, would cause the amounts not to sum to Adjusted diluted EPS from continuing operations.

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AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
NON-GAAP FINANCIAL MEASURES
(Unaudited)
(In millions, except per share data)
This supplemental schedule provides adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

	THREE MONTHS ENDED JUNE 30, 2016
	Reported (GAAP)	CTI restructuring initiatives	Special tax items	Adjusted (Non-GAAP)
Total revenue	$1,434.3	$—	$—	$1,434.3
Cost of sales	565.0	0.3	—	564.7
Selling, general and administrative expenses	774.2	9.1	—	765.1
Operating profit	95.1	9.4	—	104.5
Income from continuing operations, before taxes	71.9	9.4	—	81.3
Income taxes	(36.1)	(0.7)	(7.1)	(43.9)
Income from continuing operations, net of tax	$35.8	$8.7	$(7.1)	$37.4

Diluted EPS from continuing operations	$0.07			$0.07

Gross margin	60.6%	—	—	60.6%
SG&A as a % of revenues	54.0%	(0.6)	—	53.3%
Operating margin	6.6%	0.6	—	7.3%
Effective tax rate	50.2%			54.0%

Amounts in the table above may not necessarily sum because the computations are made independently.
Note: The diluted EPS impact for each Non-GAAP item on the table above is not provided due to the participation rights of the Series C convertible preferred stock. The Reported and Adjusted diluted EPS from continuing operations are calculated independently and factor in the participation rights of the Series C convertible preferred stock, and, therefore, would cause the amounts not to sum to Adjusted diluted EPS from continuing operations.

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AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
NON-GAAP FINANCIAL MEASURES
(Unaudited)
(In millions, except per share data)
This supplemental schedule provides adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

	SIX MONTHS ENDED JUNE 30, 2016
	Reported (GAAP)	CTI restructuring initiatives	Venezuelan special items	Special tax items	Adjusted (Non-GAAP)
Total revenue	$2,740.8	$—	$—	$—	$2,740.8
Cost of sales	1,083.8	0.3	—	—	1,083.5
Selling, general and administrative expenses	1,554.1	55.9	—	—	1,498.2
Operating profit	102.9	56.2	—	—	159.1
(Loss) income from continuing operations, before taxes	(86.2)	56.2	120.5	—	90.5
Income taxes	(33.8)	(10.2)	—	(36.4)	(80.4)
(Loss) income from continuing operations, net of tax	$(120.0)	$46.0	$120.5	$(36.4)	$10.1

Diluted EPS from continuing operations	$(0.29)				$—

Gross margin	60.5%	—	—	—	60.5%
SG&A as a % of revenues	56.7%	(2.0)	—	—	54.7%
Operating margin	3.8%	2.0	—	—	5.8%
Effective tax rate	*				88.8%

*Calculation not meaningful
Amounts in the table above may not necessarily sum because the computations are made independently.
Note: The diluted EPS impact for each Non-GAAP item on the table above is not provided due to the participation rights of the Series C convertible preferred stock. The Reported and Adjusted diluted EPS from continuing operations are calculated independently and factor in the participation rights of the Series C convertible preferred stock, and, therefore, would cause the amounts not to sum to Adjusted diluted EPS from continuing operations.

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AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
(Unaudited)
(In millions, except per share data)

Approximate Impact of Foreign Currency
	Second-Quarter 2017		Half-Year 2017
Year-on-Year impact on Reported (GAAP) results:	Estimated impact ($ in millions)	Estimated impact on diluted EPS	Estimated impact ($ in millions)	Estimated impact on diluted EPS
Total revenue	1 pt		3 pts
Operating profit - transaction	$15	$0.02	$20	$0.02
Operating profit - translation	5	0.01	10	0.02
Total operating profit	$20	$0.03	$30	$0.04
Operating margin	140 bps		100 bps
Revaluation of working capital	$(9)	$(0.01)	$5	$0.01
Diluted EPS		$0.02		$0.05

Year-on-Year impact on Adjusted (Non-GAAP) results:
Adjusted operating profit - transaction	$15	$(0.02)	$20	$0.02
Adjusted operating profit - translation	5	0.01	10	0.02
Total Adjusted operating profit	$20	$0.03	$30	$0.04
Adjusted operating margin	130 bps		90 bps
Revaluation of working capital	$(9)	$(0.01)	$5	$0.01
Adjusted diluted EPS		$0.02		$0.05

Amounts in the table above may not necessarily sum because the computations are made independently.

Non-GAAP Financial Measures
To supplement the Company's financial results presented in accordance with generally accepted accounting principles in the United States ("GAAP"), the Company discloses operating results that have been adjusted to exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, including changes in: revenue, operating profit, Adjusted operating profit, operating margin and Adjusted operating margin. The Company also refers to these adjusted financial measures as constant dollar items, which are Non-GAAP financial measures. The Company believes these measures provide investors an additional perspective on trends and underlying business results. To exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, the Company calculates current-year results and prior-year results at constant exchange rates, which are updated on an annual basis as part of the Company's budgeting process. Foreign currency impact is determined as the difference between actual growth rates and constant-dollar growth rates.
The Company also presents cost of sales, gross margin, selling, general and administrative expenses, selling, general and administrative expenses as a percentage of revenue, operating profit, operating margin, income (loss) from continuing operations, before taxes, income taxes, income (loss) from continuing operations, net of tax, diluted earnings (loss) per share from continuing operations and effective tax rate on a Non-GAAP basis. The Company refers to these Non-GAAP financial measures as "Adjusted." The Company has provided quantitative reconciliations of the difference between the Non-GAAP financial measures and the financial measures calculated and reported in accordance with GAAP. See "Supplemental Schedules - Non-GAAP Financial Measures" within this release for these quantitative reconciliations.
The Company uses the Non-GAAP financial measures to evaluate its operating performance. These Non-GAAP measures should not be considered in isolation, or as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company believes investors find the Non-GAAP information helpful in understanding the ongoing performance of operations separate from items that may have a disproportionate positive or negative impact on the Company's financial results

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in any particular period. The Company believes that it is meaningful for investors to be made aware of the impacts of: 1) CTI restructuring initiatives; 2) a charge for a loss contingency related to a non-U.S. pension plan ("Loss contingency"); 3) charges related to the deconsolidation of the Company's Venezuela operations as of March 31, 2016 ("Venezuelan special items"); and 4) income tax benefits realized in the first quarter of 2016 as a result of tax planning strategies and in the second quarter of 2016 primarily due to the release of a valuation allowance associated with Russia ("Special tax items").
The Loss contingency includes the impact on the Consolidated Statements of Operations during the second quarter of 2017 caused by a charge of approximately $18 million for a loss contingency related to a non-U.S. pension plan, for which an amendment to the plan that occurred in a prior year may not have been appropriately implemented.
The Venezuelan special items include the impact on the Consolidated Statements of Operations in 2016 caused by the deconsolidation of the Company's Venezuelan operations for which the Company recorded a loss of approximately $120 million in other expense, net. The loss was comprised of approximately $39 million in net assets of the Venezuelan business and approximately $81 million in accumulated foreign currency translation adjustments within accumulated other comprehensive loss associated with foreign currency changes before Venezuela was accounted for as a highly inflationary economy.
The Special tax items include the impact during the second quarter of 2016 on the provision for income taxes in the Consolidated Statements of Operations primarily due to the release of a valuation allowance associated with Russia of approximately $7 million. Special tax items also include the impact during the first quarter of 2016 on the provision for income taxes in the Consolidated Statements of Operations due to an income tax benefit of approximately $29 million recognized as the result of the implementation of foreign tax planning strategies.

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